Exhibit 99.1
FOR IMMEDIATE RELEASE
PMFG, Inc. (Parent of Peerless Mfg. Co.) Reports Fiscal Year 2009 Third Quarter and Year-to-Date Financial Results
Dallas, Texas, May 11, 2009 — PMFG, Inc. (the “Company”), (Nasdaq: PMFG), today reported its financial results for the three and nine months ended March 31, 2009.
On April 30, 2008, the Company acquired Nitram Energy, Inc. and since the date of acquisition has included Nitram’s financial results, including purchase accounting adjustments, in the Company’s results for the three and nine months ended March 31, 2009.
Q3 fiscal year 2009 compared to Q3 fiscal year 2008
Revenues for the third quarter were $37.7 million, an increase of $5.2 million, compared to revenues of $32.5 million for the three months ended March 31, 2008. The Company recorded net earnings of $441,000 or $0.03 per diluted share for the third quarter, compared to net earnings of $2.8 million or $0.22 per diluted share for the three months ended March 31, 2008.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $6.5 million and $4.6 million in fair value adjustments related to backlog and inventory acquired, respectively. During the third quarter of fiscal year 2009, the Company recorded as part of cost of goods sold $142,000 of remaining expense related to the fair value inventory adjustment. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s inventory, the Company would have recorded net earnings of $533,000, or $0.04 per diluted share, for the third quarter of fiscal year 2009. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products (formerly Separation/Filtration Systems) segment revenues for the third quarter were $27.5 million, an increase of $10.2 million or 58.4% compared to revenues of $17.3 million for the three months ended March 31, 2008. The segment includes $14.8 million of Nitram revenue for the three months ended March 31, 2009. The Process Products operating income was $4.4 million, an increase of $878,000.
Environmental Systems segment revenues for the third quarter were $10.2 million, a decrease of $4.9 million, compared to revenues of $15.1 million for the three months ended March 31, 2008. Environmental Systems revenues for the three months ended March 31, 2008 include a large project related to a power plant that was not replicated in the current year. The Environmental Systems segment operating income was $1.2 million a decrease of $1.3 million, compared to an operating income of $2.5 million for the three months ended March 31, 2008.
YTD fiscal year 2009 compared to YTD fiscal year 2008
Revenues for the nine months ended March 31, 2009 were $120.4 million, an increase of $20.8 million, compared to revenues of $99.6 million for the nine months ended March 31, 2008. Net earnings were $269,000 or $.02 per diluted share for the nine months ended March 31, 2009, compared to net earnings of $9.8 million or $0.75 per diluted share for the same period last year.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $4.2 million, or $0.32 per diluted share, for the nine months ended March 31, 2009. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products (formerly Separation/Filtration Systems) segment revenues for the nine months ended March 31, 2009 were $94.1 million, an increase of $45.8 million, compared to revenues of $48.3 million for the same period last year. Process Products segment revenues for the nine months ended March 31, 2009 includes $57.0 million from Nitram, acquired in April 2008. Operating income for the Process Products segment was $11.9 million, an increase of $3.3 million, compared to an operating income of $8.6 million for the same period last year.
Environmental Systems segment revenues for the nine months ended March 31, 2009 were $26.4 million, a decrease of $24.9 million, compared to revenues of $51.3 million for the nine months ended March 31, 2008 which includes revenues from a large project that began in the fourth quarter of fiscal year 2007. The Environmental Systems segment operating income was $5.0 million for the nine months ended March 31, 2009, a decrease of $7.4 million, compared to an operating income of $12.4 million for the same period last year.
At March 31, 2009, the Company reported total assets of $158.5 million, working capital of $44.7 million and a current ratio of 1.9 to 1.0.
“Third quarter results reflect the impact of the global recession,” said Peter J. Burlage, Chief Executive Officer of PMFG, Inc. “Weakness in customer order trends that began in the second quarter continued through the third quarter across almost all markets. Our backlog has declined from $107 million at June 30, 2008 to $85 million at March 31, 2009. In the face of this difficult business environment, we continue to focus on adjusting our cost structure to reflect changing demand levels, maintaining a strong balance sheet, and managing for cash.”
Mr. Burlage concluded, “The second half of calendar year 2009, which is the first half of our fiscal year 2010, looks to be challenging for PMFG, due to the tight global credit markets and low commodity prices. We expect that the strength of our diversified global portfolio of our process products business, the ever increasing need to control pollution emissions, and the favorable trends in the utilization of natural gas for power generation worldwide, will enable us to emerge from the current downturn in an even stronger competitive position.”

Conference Call
Peter Burlage, President & Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the third quarter ended March 31, 2009, during a conference call scheduled for today, at 10:00 a.m. ET.
Shareholders and other interested parties may participate in the conference call by dialing +1 866 713 8564 (domestic) or +1 617 597 5312 (international) and entering access code 76895169, a few minutes before 10:00 a.m. ET on May 11, 2009. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through May 25, 2009 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 94539284. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About PMFG, Inc.
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide under the brand names of Peerless Mfg. Co.™, Burgess-Manning™, Bos-Hatten™ and Alco Products™.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254
Phone: (214) 357-6181
Fax: (214) 351-0194
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009			2008
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP
Revenues	$37,651	$—	$37,651	$32,457
Cost of goods sold	25,887	(142)	25,745	22,038

Gross profit	11,764	142	11,906	10,419
Operating expenses	9,429	—	9,429	6,833

Operating income	2,335	142	2,477	3,586
Other income (expense)	(1,656)	—	(1,656)	769
Income tax benefit (expense)	(238)	(50)	(288)	(1,527)

Net earnings (loss)	$441	$92	$533	$2,828

Basic earnings per share	$0.03	$0.01	$0.04	$0.22
Diluted earnings per share	$0.03	$0.01	$0.04	$0.22

Weighted-average shares outstanding
Basic	12,968	12,968	12,968	12,850
Diluted	13,163	13,163	13,163	13,147

	Nine Months Ended March 31,
	2009			2008
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP
Revenues	$120,412	$—	$120,412	$99,561
Cost of goods sold	85,092	(6,093)	78,999	66,339

Gross profit	35,320	6,093	41,413	33,222
Operating expenses	30,199	—	30,199	19,610

Operating income	5,121	6,093	11,214	13,612
Other income (expense)	(4,707)	—	(4,707)	1,409
Income tax benefit (expense)	(145)	(2,133)	(2,278)	(5,257)

Net earnings (loss)	$269	$3,960	$4,229	$9,764

Basic earnings/(loss) per share	$0.02	$0.31	$0.33	$0.76
Diluted earnings/(loss) per share	$0.02	$0.30	$0.32	$0.75

Weighted-average shares outstanding
Basic	12,957	12,957	12,957	12,825
Diluted	13,184	13,184	13,184	13,028

	March 31,	June 30,
Condensed Balance Sheet Information	2009	2008

Current assets	$94,255	$96,946
Non-current assets	64,197	69,790

Total assets	$158,452	$166,736

Current liabilities	$49,539	$54,612
Non-current liabilities	66,149	69,193
Stockholders’ equity	42,764	42,931

Total liabilities and equity	$158,452	$166,736